                                                                    EXHIBIT 10.1

                               TABLE OF CONTENTS

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                                                                             PAGE
                                                                             ----
ARTICLE I.     DEFINITIONS
               1.01........................................................    2
               1.02........................................................    4
ARTICLE II.    CREDIT EXTENSIONS
               2.01........................................................    4
               2.02........................................................    5
               2.03........................................................    5
               2.04........................................................    5
               2.05........................................................    5
               2.06........................................................    5
               2.07........................................................    6
               2.08........................................................    6
               2.09........................................................    6
SECTION III.   REPRESENTATIONS AND WARRANTIES
               3.01........................................................    7
SECTION IV.    AFFIRMATIVE COVENANTS
               4.01........................................................    9
SECTION V.     NEGATIVE COVENANTS
               5.01........................................................   12
SECTION VI.    EVENTS OF DEFAULT AND ACCELERATION
               6.01........................................................   13
               6.02........................................................   13
ARTICLE VII.   MISCELLANEOUS
               7.01........................................................   14
               7.02........................................................   14
               7.03........................................................   14
               7.04........................................................   15
               7.05........................................................   15
               7.06........................................................   15
               7.07........................................................   15
               7.08........................................................   15
               7.09........................................................   15
               7.10........................................................   15
               7.11........................................................   15

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT dated as of December 31, 1996 (the "Loan Agreement") by and between

     SYKES ENTERPRISES, INCORPORATED ("Sykes"), SYKES REALTY, INC. ("Realty") and DIAGSOFT, INC. ("DiagSoft") (hereinafter Sykes, Realty and DiagSoft are sometimes collectively referred to as the "Borrowers" and individually referred to as the "Borrower")

     NATIONSBANK, N.A., a national banking association existing under the laws of the United States and having offices in Charlotte, North Carolina (the "Bank").

                                   RECITALS:

     A. The Borrowers have applied to the Bank for credit facilities in the aggregate amount of $25,000,000.00, to be borrowed for working capital needs, for the refinancing of indebtedness to the Bank, for documentary and standby letters of credit and for foreign exchange transactions.

     B. The Bank is willing to provide such credit facilities for the purposes stated hereinabove based on the terms and conditions set forth in this Loan Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrowers and the Bank hereby agree as follows:

                                   Article I

                                  DEFINITIONS

     1.01 For the purposes hereof:

          "Advances" shall have the meaning given to such term in Section 2.01.

          "Affiliate" means a Person (other than a Subsidiary)

             (i) which directly or indirectly through one or more intermediaries control, or is controlled by, or is under common control with Sykes; or

             (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of Sykes; or

             (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by Sykes;

          "Business Day" means a day on which banks are open for the transaction of business of the nature required in this Loan Agreement in Charlotte, North Carolina;

          "Closing Date" means December 31, 1996;

          "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles, means that the accounting principles observed in the period referred to are comparable in all material respects to those applied in the most recent preceding period except as to any changes required by the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (except there shall be no instance allowing upward revaluation of assets subsequent to the Borrower's opening consolidated balance sheet);

          "Consolidated Acquisition Indebtedness" means as of the date of determination, Indebtedness of Sykes and its Subsidiaries (consisting of seller financing, assumed funded indebtedness and non-compete agreements) incurred in connection with the acquisitions of any businesses by Sykes and its Subsidiaries;

          "Consolidated EBIT" means, for any 12 month period of computation, the sum of Consolidated Net Income for such period plus interest and taxes to the extent deducted in determining such Consolidated Net Income;

          "Consolidated EBITDA" means, for any 12 month period of computation, the sum of Consolidated Net Income for such period plus interest, taxes, depreciation and amortization to the extent deducted in determining such Consolidated Net Income;

          "Consolidated Excess Liquidity" means as of the date of determination, aggregate cash and cash equivalents of Sykes and its Subsidiaries less $5,000,000;

          "Consolidated Gross Funded Indebtedness" means as of the date of determination, all Indebtedness of Sykes and its Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of the obligor to a date more than one year from such date including, in any event, all Indebtedness under this Loan Agreement;

          "Consolidated Interest Expense" means, for any 12-month period of computation, aggregate interest expense for Sykes and its Subsidiaries on Consolidated Gross Funded Indebtedness;

          "Consolidated Net Funded Indebtedness" means as of the date of determination, Consolidated Gross Funded Indebtedness less Consolidated Acquisition Indebtedness; provided, however, the deduction for Consolidated Acquisition Indebtedness shall not exceed the lesser of Consolidated Excess Liquidity or $15,000,000;

          "Consolidated Net Income" means for any period of computation, the net income of Sykes and its Subsidiaries, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles;

          "Consolidated Tangible Net Worth" means at any time, consolidated net stockholders' equity, determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, with no upward adjustments due to a revaluation of assets, minus the book value of assets which would be treated as intangibles under Generally Accepted Accounting Principles, including, but not limited to, goodwill, trade names, trademarks, copyright, patents and unamortized debt discount and expenses;

          "Dollar Advances" shall have the meaning given to such term in Section 2.01;

          "Dollar Note" shall have the meaning given to such term in Section
     2.04;

          "Exchange Rate" means, in relation to the purchase of one currency (for purposes of this definition the "first currency") with another currency (for purposes of this definition the "second currency") on a given date, the Bank's spot rate of exchange, for the amount in question, in the London interbank market at or about 11:00 a.m. Charlotte, North Carolina time on such date for the purchase of the first currency with the second currency, for delivery two Business Days later;

          "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report, as such principles are from time to time supplemented and amended;

          "Guaranty Agreement" means the Guaranty Agreement executed by the Borrowers in favor of the Bank whereby the Borrowers guarantee the repayment of the obligations of the Swedish Subsidiary and the Netherlands Subsidiaries to the Bank under the Krona Note and the Guilder Note;

          "Guilder Advances" shall have the meaning given to such term in
     Section 2.01;

          "Guilder Note" shall have the meaning given to such term in Section 2.03;

          "Indebtedness" of any Person at any date means:

             (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices),

             (b) any other indebtedness which is evidenced by a note, bond, debenture or similar instrument,

             (c) all capital lease obligations of such Person,

             (d) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations created for the account of such Person, and

             (e) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Krona Advances" shall have the meaning given to such term in Section 2.01;

          "Krona Note" shall have the meaning given to such term in Section
     2.02;

          "Letter of Credit Applications" shall have the meaning given to such term in Section 2.09 hereof;

          "Letter of Credit Obligations" shall have the meaning given to such term in Section 2.09 hereof;

          "Letters of Credit" shall have the meaning given to such term in
     Section 2.09 hereof;

          "Loan Documents" means this Loan Agreement, the Notes, the Letter of Credit Applications and the Guaranty Agreement;

          "Netherlands Subsidiaries" means Sykes Enterprises Incorporated Holdings BV and Sykes Enterprises Incorporated BV;

          "Notes" means a collective reference to the Dollar Note, the Krona Note and the Guilder Note;

          "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

          "Revolving Loan Committed Amount" shall have the meaning given to such term in Section 2.01 hereof;

          "Subsidiary" or "Subsidiaries" means any corporation or corporations of which more than fifty percent (50%) of the Voting Stock at the time of computation is owned, directly or indirectly, by Sykes or a Subsidiary of Sykes;

          "Swedish Subsidiary" means Datasvar Support AB, Stockholm, Sweden;

          "Termination Date" means June 1, 1998; and

          "Voting Stock" means common stock of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     1.02 All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis.

                                   ARTICLE II

                               CREDIT EXTENSIONS

     2.01 The Bank agrees, on the terms herein set forth, to make revolving loan advances (the "Advances") from time to time during the period from the date hereof to the Termination Date in an amount equal to $25,000,000 (or such higher amount as the parties hereto may from time to time agree) (the "Revolving Loan

Committed Amount"). The Bank agrees that a portion of the Advances shall be available to the Swedish Subsidiary in Krona (the "Krona Advances") in an aggregate amount up to 14,000,000 Krona at any time outstanding and that a portion of the Advances shall be available to the Netherlands Subsidiaries in Guilder (the "Guilder Advances") in an aggregate amount up to 4,000,000 Guilder. The Bank agrees that the remaining portion of the Advances shall be available to the Borrowers in U.S. dollars (the "Dollar Advances"). Within the limits set forth herein and in the Krona Note (as hereinafter defined), the Guilder Note and the Dollar Note (as hereinafter defined), the Bank shall make Advances, accept payments and prepayments pursuant to the terms hereof and readvance any amount so paid or prepaid.

     2.02 The Krona Advances shall be made, shall be repaid and shall bear interest in accordance with the terms of that certain Promissory Note of even date herewith executed by the Swedish Subsidiary in favor of the Bank in the original principal amount of up to 14,000,000 Krona (the "Krona Note"), the terms of which are incorporated herein by reference.

     2.03 The Guilder Advances shall be made, shall be repaid and shall bear interest in accordance with the terms of that certain Promissory Note of even date herewith executed by the Netherlands Subsidiaries in favor of the Bank in the original principal amount of up to 4,000,000 Guilder (the "Guilder Note"), the terms of which are incorporated herein by reference.

     2.04 The Dollar Advances shall be made, shall be repaid and shall bear interest in accordance with the terms of that certain Promissory Note of even date herewith executed by the Borrowers in favor of the Bank in the original principal amount of up to $25,000,000 (the "Dollar Note"), the terms of which are incorporated herein by reference.

     2.05 If the U.S. dollar equivalent of the outstanding principal balance of the Krona Note and the Guilder Note (based upon the most recently available Exchange Rate) plus the outstanding principal balance of the Dollar Note plus the then outstanding Letter of Credit Obligations plus the aggregate amount of foreign exchange contracts margined at 15% of their U.S. dollar value shall at any time exceed U.S. $25,000,000, the Borrowers shall within two Business Days after receiving notice thereof from the Bank make a repayment to the Bank for purposes of eliminating such excess, with such repayment to be applied first to the Dollar Note and then to the Krona Note and the Guilder Note (pro rata based on outstandings) to the extent of any surplus payment amount. The Borrowers agree to deliver to the Bank within 15 days after the end of each month in which Advances are outstanding a certificate signed by its chief financial officer setting forth as of the last day of such month (i) the U.S. dollar equivalent of the outstanding principal balance of the Krona Note and the Guilder Note (based upon the Exchange Rate as of the last day of such month), (ii) the outstanding principal balance of the Dollar Note, (iii) the outstanding Letter of Credit Obligations, (iv) the aggregate amount of foreign exchange contracts margined at 15% of their U.S. dollar value, (v) the sum of items (i), (ii), (iii) and (iv) above and (vi) and the difference between the Revolving Loan Committed Amount and the sum of items (i), (ii), (iii) and (iv) above.

     2.06 The obligation of the Bank to make any Advance or to issue any Letter of Credit shall be subject to the satisfaction of the following conditions:

          (a) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects as of the day of the making of such Advance or the issuance of such Letter of Credit, except to the extent any such representation or warranty relates to a prior date;

          (b) at the time of the making of and immediately after the making of such Advance or the issuance of such Letter of Credit there shall have occurred or be continuing no Event of Default, or event which upon notice or lapse of time or both would constitute an Event of Default; and

          (c) immediately after the making of such Advance or the issuance of such Letter of Credit, the sum of the U.S. dollar equivalent of the outstanding principal balance of the Krona Note and the Guilder Note (based upon the most recently available Exchange Rate) plus the outstanding principal balance of the Dollar Note plus the then outstanding Letter of Credit Obligations plus the aggregate amount of foreign exchange contracts margined at 15% of their U.S. dollar value shall not exceed U.S. $25,000,000.

     Each Advance made at the request of any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary, as the case may be, hereunder shall be deemed to be a reaffirmation on the date of such Advance as to the matters specified in subsections (a) and (b) hereof.

     2.07 The Borrowers shall have the right from time to time to voluntarily reduce the Revolving Loan Committed Amount; provided, however, if upon such reduction the U.S. dollar equivalent of the outstanding principal balance of the Krona Note and the Guilder Note (based upon the most recently available Exchange
Rate) plus the outstanding principal balance of the Dollar Note plus the then outstanding Letter of Credit Obligations plus the aggregate amount of foreign exchange contracts margined at 15% of their U.S. dollar value shall exceed such reduced Revolving Loan Committed Amount, the Borrowers shall make a repayment to the Bank for purposes of eliminating such excess, with such repayment to be applied first to the Dollar Note and then to the Krona Note and the Guilder Note (based on outstandings), to the extent of any surplus payment amount.

     2.08 The Borrowers agree to pay to the Bank a facility fee on the date hereof in an amount equal to $10,500 and on June 1, 1997 and on each anniversary of such date thereafter in an amount equal to 1/10% of the Revolving Loan Committed Amount on each such date.

     2.09 The Bank also agrees to issue standby and documentary letters of credit (the "Letters of Credit") on the application of the Borrowers from time to time in accordance with the following terms and conditions:

          (a) the Borrowers will execute a letter of credit application on the Bank's standard form in connection with the issuance of each Letter of Credit (hereinafter the "Letter of Credit Applications");

          (b) The form of each Letter of Credit must be satisfactory to the Bank in its reasonable discretion;

          (c) No Letter of Credit shall have a term in excess of one year;

          (d) No Letter of Credit shall have an expiration date more than six months beyond the Termination Date;

          (e) The aggregate undrawn amounts of the Letters of Credit at any time outstanding plus the outstanding principal amount of amounts drawn under the Letters of Credit and not reimbursed by the Borrower (the "Letter of Credit Obligations") shall not exceed $5,000,000 and the Letter of Credit Obligations plus the outstanding principal balance of the Dollar Advances plus the U.S. dollar equivalent of the Krona Advances and the Guilder Advances (based upon the most recently available Exchange Rate) plus the aggregate amount of foreign exchange contracts margined at 15% of their U.S. dollar value shall not exceed U.S. $25,000,000;

          (f) The Bank is authorized to reimburse itself for amounts drawn under the Letters of Credit by disbursing directly to itself proceeds of the Dollar Advances;

          (g) Amounts drawn under the Letters of Credit shall be payable in accordance with the terms of the Letter of Credit Applications;

          (h) If the expiration date of any Letter of Credit extends beyond the Termination Date, the Borrowers shall pay to the Bank on the Termination Date an amount equal to the then outstanding Letter of Credit Obligations with respect to such Letter of Credit to be held in an interest bearing cash collateral account in the name of the Borrowers as security for the reimbursement obligations which thereafter may arise on account of subsequent drawings or payments on any such Letter of Credit;

          (i) The Borrowers shall pay the Bank such fees with respect to the Letters of Credit as are agreed to by the Borrowers and the Bank from time to time; and

          (j) If at any time after the date hereof, and from time to time, the Bank reasonably determines that the adoption or modification of any applicable law, rule or regulation regarding taxation, the Bank's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance of the Bank with any of such requirements, has or would have the effect of (i) increasing the Bank's costs relating to the Letters of Credit hereunder, or (ii) reducing the yield or rate of return of the Bank on the Letters of Credit hereunder, to a level below that which the Bank could have achieved but for the adoption or modification of any such requirements, the Borrowers shall, within 15 days of any written request (which request shall state in reasonable detail the basis therefor) by the Bank, pay to the Bank such additional amounts as will compensate the Bank for such increase in costs or reduction in yield or rate of return of the Bank. No failure by the Bank to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of the Bank's right to demand payment of such amounts at any subsequent time. Nothing herein contained shall be construed or so operate as to require the Borrowers to pay any interest, fees, costs or charges greater than is permitted by applicable law.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.0l Sykes represents and warrants that:

          (a) (i) Sykes and each of its Subsidiaries is a corporation, duly organized, validly existing and in good standing under the jurisdiction in which they are incorporated;

             (ii) Sykes and each of its Subsidiaries has the corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is qualified to do business in every jurisdiction in which, by reason of the character of its business, it is required to qualify as a foreign corporation;

             (iii) each Borrower has the corporate power and authority to execute and perform this Loan Agreement, to borrow hereunder and to execute and deliver each of the Loan Documents and all other certificates, instruments and documents with respect to the indebtedness of such Borrower hereunder;

             (iv) the Swedish Subsidiary has the corporate power and authority to execute and perform the Krona Note, to borrow thereunder and to execute and deliver the Krona Note, and all other certificates, instruments and documents with respect to the indebtedness of the Swedish Subsidiary thereunder;

             (v) the Netherlands Subsidiaries have the corporate power and authority to execute and perform the Guilder Note, to borrow thereunder and to execute and deliver the Guilder Note, and all other certificates, instruments and documents with respect to the indebtedness of the Netherlands Subsidiaries thereunder;

             (vi) when executed and delivered, the Loan Documents will be valid and binding obligations of the Borrowers, the Swedish Subsidiary and the Netherlands Subsidiaries enforceable in accordance with their respective terms;

             (vii) no Borrower has any Subsidiaries other than those listed in Exhibit A hereto;

             (viii) no Borrower owns any interest in any Person other than the Persons listed in Exhibit A hereto;

     (b) the execution, delivery and performance of the Loan Documents

          (i) have been duly authorized by all requisite corporate action of the Borrowers, the Swedish Subsidiary and the Netherlands Subsidiaries required for the lawful creation and issuance thereof;

          (ii) do not violate any provisions of law, any order of any court or other agency of government or the charter documents or by-laws of any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary, or any provisions of any indenture, agreement or other instrument to which any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary or the properties or assets of any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary are bound;

          (iii) will not be in conflict with, result in a breach of or constitute an event of default nor an event which, upon notice or lapse of time, or both, would constitute such an event of default under any indenture, agreement or other instrument to which any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary is a party;

          (iv) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary except to the extent any liens are created by such Loan Documents;

     (c)(i) Sykes has heretofore furnished the Bank with a consolidated balance sheet of Sykes and its Subsidiaries as of December 31, 1995 and the related consolidated statements of income and retained earnings for the fiscal year then ended. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis throughout the period involved; the consolidated balance sheet presents fairly the financial position of Sykes and its Subsidiaries as of the date thereof, and the consolidated statements of income and retained earnings and the notes thereto present fairly the results of the operation of Sykes and its Subsidiaries for the period indicated, and such balance sheet thereto shows all known and determinable direct liabilities of Sykes and its Subsidiaries contemplated as of the date thereof;

     (ii) since the date of the financial statements set forth in Section 3.01(c)(i) hereinabove, there has been no material adverse change in the condition, financial or otherwise, of Sykes and its Subsidiaries nor have such businesses or properties been adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout combination of workers, flood, embargo, acts of God or by cancellation or loss of any major contract;

     (d) except as set forth in Exhibit B hereto, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body now pending, or to the knowledge of Sykes, threatened by or against or affecting Sykes or any of its Subsidiaries or any properties or rights of Sykes or any of its Subsidiaries which, if adversely determined, would impair the right of Sykes or any such Subsidiary to carry on business substantially as now conducted or would materially adversely affect the financial condition, business or operations of Sykes or any such Subsidiary;

     (e) Sykes and its Subsidiaries have filed or caused to be filed all federal, state and local tax returns which are required to be filed and have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due;

     (f) neither Sykes nor any of its Subsidiaries is

          (i) a party to any judgment, order, decree or any agreement or instrument or subject to corporate restrictions materially adversely affecting its business, properties or assets, operations or condition (financial or otherwise);

          (ii) in default in the performance, observance or fulfillment of any material obligations, covenants or conditions contained in any agreement or instrument to which it is a party;

     (g) no part of the proceeds of any loan hereunder will be used to purchase or carry or to reduce or retire any loan incurred to purchase or carry, any "margin securities" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stocks. Neither Sykes nor any of its Subsidiaries is engaged, as one of its important activities, in extending credit for the purpose of purchasing or carrying such margin stock. If requested by the Bank, Sykes will furnish to the Bank in connection with any loan hereunder, a statement in conformance with the requirements of Federal Reserve Form U-1 referred to in said Regulation;

     (h) Sykes and its Subsidiaries possess all necessary patents, licenses, trademarks, trademark rights, tradenames, tradename rights and copyrights to conduct their respective businesses without known conflict with any patent, license, trademark, tradename or copyrights of any other Person;

     (i) none of the Loan Documents contains any misrepresentations or untrue statement or fact or omits to state a material fact necessary in order to make any such representation or statement contained therein not misleading;

     (j) neither the nature of Sykes nor any of its Subsidiaries nor of their respective businesses or properties, nor any relationship between Sykes or any such Subsidiary and any other Person, nor any circumstance in connection with the offer, issue, sale or delivery of the notes is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of Sykes or any such Subsidiary as a condition in the execution and delivery of this Loan Agreement or any other Loan Document;

     (k) neither Sykes nor any of its Subsidiaries has incurred or assumed any liability for any accumulated unfunded deficiency within the meaning of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") or has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") established under ERISA (or any successor thereto under ERISA) in connection with any employee benefit plan established or maintained by Sykes or any such Subsidiary. Sykes will furnish to the Bank

          (i) as soon as possible and in any event within 30 days after Sykes or duly appointed administrator of a Plan knows or has reason to know that any Reportable Event with respect to any Plan has occurred, a statement of the Chief Financial Officer of Sykes setting forth details as to such Reportable Event any action which Sykes proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the PBGC or a statement that said notice will be filed with the annual report to the United States Department of Labor with respect to such Plan if such filing has been authorized;

          (ii) promptly after the filing thereof with the United States Department of Labor, the Internal Revenue Service of the PBGC copies of each annual report and other reports with respect to each Plan; and

          (iii) promptly after receipt thereof a copy of any notice Sykes or any member of the Controlled Group may receive from the United States Department of Labor, the Internal Revenue Service of the PBGC with respect to any Plan;

     The terms "Plan" and "Reportable Event" are defined in Title IV of ERISA. The term "Controlled Group" is defined in Section 1563 of the Internal Revenue Code of 1954 as amended (the "Code");

     (m) except as set forth on Exhibit C, Sykes and its Subsidiaries have good and marketable fee simple title to all their respective properties (Exhibit C lists all properties subject to liens and identifies the lienholder).

                                   ARTICLE IV

                             AFFIRMATIVE COVENANTS

     4.01 Sykes covenants and agrees that from the date hereof and until payment in full of all principal and interest on the Notes and the Letter of Credit Obligations and until the Bank's obligation to extend credit hereunder has been terminated, Sykes will (unless the Bank shall otherwise consent in writing):

          (a) as soon as practical and in any event not later than within one hundred twenty (120) days of the end of each fiscal year ending after the Closing Date, deliver to the Bank its Form 10-K as filed with the

     Securities and Exchange Commission which will include at a minimum a financial report including a consolidated balance sheet of Sykes and its Subsidiaries as at the end of such fiscal year, and the notes thereto, and the related consolidated statements of income and retained earnings and the notes thereto and of changes in cash flows for such fiscal year, setting forth in each case comparative financial statements for the corresponding period in the preceding year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and certified (in the case of consolidated financial statements only) by independent certified public accountants selected by Sykes and acceptable to the Bank;

          (b) as soon as practical and in any event not later than within sixty
     (60) days after the end of each fiscal quarter of each fiscal year of Sykes, deliver to the Bank its Form 10-Q as filed with the Securities and Exchange Commission which will include at a minimum a financial report (in audit format) including a consolidated balance sheet of Sykes and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income for the period from the beginning of the current fiscal year to the end of such quarterly period, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

          (c) together with each delivery of financial reports required by Sections 4.01(a) and (b) hereof, deliver to the Bank a statement signed by the chief financial officer of Sykes substantially in the form of Exhibit D hereto, (i) setting forth the calculations of the actual results of Sykes concerning the financial covenants as set forth in Sections 4.01(f), (g) and (h) for the period then ended compared to the required covenant levels set forth in such sections, (ii) setting forth the calculation of Consolidated Gross Funded Indebtedness as of the last day of the period then ended to Consolidated EBITDA for the four fiscal quarterly periods then ending (provided, however, the information required by subsections (i) and (ii) shall only be required if Advances are outstanding hereunder or in connection with the making of the initial Advance hereunder) and (iii) setting forth that, to the best of his knowledge, the Borrowers have kept, observed, performed and fulfilled each and every agreement binding on them contained in the Loan Documents and are not at the time in default in the keeping, observance, performance or fulfillment of any of the terms, provisions and conditions of any of the Loan Documents, and that no event of default specified in Article VI hereof, nor any event, which, upon notice or lapse of time or both, would constitute such an event of default, has occurred, or if such event of default exists or would occur as the case may be, stating the nature thereof, the period of existence thereof and what action Sykes proposes to take with respect thereto;

          (d) promptly upon becoming available, deliver to the Bank a copy of all financial statements, reports, notices, proxy statements and press releases sent to non-management stockholders and to the Securities and Exchange Commission;

          (e) promptly, from time to time, deliver to the Bank such other information regarding its operations, business affairs and financial condition as the Bank may reasonably request. The Bank agrees to hold such information on a confidential basis; provided, however, the Bank is hereby authorized to deliver a copy of any such financial information delivered hereunder to the Bank to any regulatory authority having jurisdiction over the Bank on a need-to-know basis and the Bank is authorized to disclose such information if required pursuant to legal process;

          (f) maintain for Sykes and its Subsidiaries on a consolidated basis at the end of each fiscal quarter Consolidated Tangible Net Worth of at least $100,000,000.00; provided, however, such amount shall be increased on the last day of each fiscal year (commencing with the fiscal year ending December 31, 1996) by an amount equal to 50% of Consolidated Net Income of Sykes and its Subsidiaries for such fiscal year (but not decreased by losses in any such fiscal year);

          (g) maintain for Sykes and its Subsidiaries on a consolidated basis at the end of each fiscal quarter a ratio of Consolidated Net Funded Indebtedness (computed on the last day of such quarter) to Consolidated EBITDA (computed for the 12 months then ended) of no greater than 3.0 to 1.0;

          (h) maintain for Sykes and its Subsidiaries on a consolidated basis at the end of each fiscal quarter a ratio of Consolidated EBIT to Consolidated Interest Expense of at least 3.0 to 1.0 (computed for the fiscal 12 months then ending);

          (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises;

          (j) comply with or contest in good faith, and cause each of its Subsidiaries to comply with or contest in good faith, all statutes and governmental regulations and pay, and cause each of its Subsidiaries to pay, all taxes, assessments, governmental charges, material claims for labor, significant amount of supplies, rent and any other material obligation which, if unpaid, might become a lien against any of Sykes' or any such Subsidiary's property except liabilities being contested in good faith and against which, if requested by the Bank reserves satisfactory to the Bank will be established;

          (k) at all times keep the insurable properties of Sykes and its Subsidiaries insured to such extent and against such risks, including, without limitation, public liability insurance, worker's compensation and other insurance required by law, as is customary with companies of comparable size in the same or similar business;

          (l) preserve, protect, retain and maintain free from encumbrances the patents, licenses trademarks, trademark rights, tradenames, tradename rights and copyrights of Sykes and its Subsidiaries and maintain all of the other properties and assets used or useful in the conduct of the business of Sykes and its Subsidiaries in good repair, working order and condition and from time to time cause to be made all proper replacements, betterments and improvements thereto;

          (m) keep true books of records and accounts in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, and in which full, true and correct entries will be made of all of its dealings and transactions;

          (n) permit any officer of the Bank designated in writing by the Bank, to visit and inspect any of the properties, corporate books and financial records of Sykes or any of its Subsidiaries at such times as the Bank may reasonably request upon reasonable notice and during ordinary business hours;

          (o) upon the written request of the Bank, authorize any officer of the Bank to discuss the financial statements and financial affairs of Sykes and its Subsidiaries at any time from time to time with Sykes' independent certified public accountants upon reasonable notice and during ordinary business hours;

          (p) deliver to the Bank forthwith, upon any officer obtaining knowledge of an event of default under the Loan Documents (and such officer was aware that such event was an event of default under the Loan Documents) or an event which would constitute such an event of default but for the requirement that notice be given or time elapse or both, a certificate of the chief executive officer or treasurer of Sykes specifying the nature and period of existence thereof and what action Sykes propose to take with respect thereto;

          (q) notify the Bank in writing within five (5) Business Days of the earlier of the occurrence or the obtaining of any knowledge by any officer of Sykes of any of the following with respect to Sykes or any of its
     Subsidiaries:

             (i) the pendency or commencement of any material action, suit or proceeding at law or in equity wherein the opposing party seeks damages of more than $750,000.00;

             (ii) any event or condition which shall constitute an event of default under the Loan Agreement or any other agreement for borrowed money or any known or potential material change in this or any other contractual agreement;

             (iii) any levy of an attachment, execution or other process against the assets of Sykes or any of its Subsidiaries;

             (iv) any change in any existing agreement or contract which may adversely affect the business or affairs, financial or otherwise of Sykes or any of its Subsidiaries; and

          (r) maintain a primary banking relationship with the Bank.

                                   ARTICLE V

                               NEGATIVE COVENANTS

     5.01 Until payment in full of the principal and interest of the Notes and the Letter of Credit Obligations and until the Bank's obligation to extend credit hereunder has been terminated, Sykes covenants that (without the prior written consent of the Bank) it will not:

          (a) incur, create, assume or permit to exist any Indebtedness (or permit any of its Subsidiaries to incur, create, assume or permit to exist any Indebtedness), however evidenced, or its equivalent, except

             (i) the Loans hereunder and loans permitted hereby;

             (ii) existing indebtedness set forth in Exhibit E hereof on the terms represented to the Bank on the date of this amendment and restatement as then in effect; and

             (iii) Consolidated Acquisition Indebtedness;

          (b) incur, create, assume or permit to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the assets of Sykes or any of its Subsidiaries, now or hereafter owned, other than

             (i) existing liens as set forth in Exhibit C hereto;

             (ii) any unfiled lien of materialmen, mechanics, workmen, warehousemen, carriers, landlords or repairmen arising in the ordinary course of business which do not materially detract from the value of the assets of Sykes or any of its Subsidiaries in the aggregate or otherwise materially impair the operation of the business of Sykes or any of its Subsidiaries; provided that if such a lien shall be perfected and shall not be contested in good faith, it shall be discharged of record immediately by payment, bond or otherwise;

             (iii) tax liens which are being contested in good faith;

             (iv) existing liens on assets of acquired entities which secure Indebtedness that contains punitive prepayment provisions; provided, however, such Indebtedness shall not exceed $15,000,000 in the aggregate at any time outstanding;

          (c) acquire, consolidate, merge or combine with any Person unless Sykes is the surviving entity after such transaction and immediately following the transaction, the Borrowers are not in violation of the Loan Agreement;

          (d) other than in the ordinary course of business, sell, lease, transfer or otherwise dispose of (or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of) the properties and assets of Sykes or any of its Subsidiaries;

          (e) guarantee, endorse or become liable for (or permit any of its Subsidiaries to guarantee, endorse or become liable for) directly or indirectly the obligations of any Person (other than Sykes) other than endorsement of negotiable instruments in the ordinary course of business;

          (f) create or permit to exist any Subsidiaries unless such Subsidiaries become parties to this Loan Agreement on a co-borrower basis with the other Borrowers pursuant to documentation reasonably satisfactory to the Bank; provided, however, the foregoing shall not be applicable to any now existing or hereafter created Subsidiaries if Sykes and the Bank shall mutually agree to exclude such Subsidiaries;

          (g) permit any change in the basic business of Sykes or any of its Subsidiaries; or

          (h) permit any material adverse change in the financial condition of Sykes.

                                   ARTICLE VI

                       EVENTS OF DEFAULT AND ACCELERATION

     6.01 Any of the following shall be events of default hereunder:

          (a) the failure of any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary to make payment when due of any installment of principal or payment of interest required by any of the Notes or any Letter of Credit Application;

          (b) the failure of any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary to comply with any other covenants or terms in this Loan Agreement or any other Loan Document and the continuation of such failure for a period of thirty (30) days after Sykes receives written notice thereof from the Bank;

          (c) if any representation or warranty made by any Borrower in this Loan Agreement or in any other Loan Document or by any Borrower, the Swedish Subsidiary or either Netherlands Subsidiary to the Bank shall be untrue in any material respect;

          (d) in the event that Sykes or any of its Subsidiaries

             (i) shall make an assignment for the benefit of creditors; or

             (ii) has a petition initiating a proceeding under any section or chapter of the Bankruptcy Code of its amendments, filed by or against it and, if against it, such petition is not set aside within forty-five
        (45) days after such filing; or

             (iii) shall file any proceedings for dissolution or liquidation; or

             (iv) has a receiver, trustee or custodian appointed for all or part of its assets; or

             (v) seeks to make an adjustment, settlement or extension of its debts with its creditors generally; or

             (vi) has a notice of an action for enforcement of a lien filed or recorded or a judgment lien or execution obtained against it in excess of an aggregate of $20,000.00 which notice of lien is not removed, or satisfied or contested in good faith within thirty (30) days after any officer of Sykes becomes aware of such lien;

          (e) if Sykes or any of its Subsidiaries shall default in the performance of any obligation in connection with any agreement between it and the Bank (other than any Loan Document); or

          (f) if Sykes or any of its Subsidiaries in the performance of any other agreement between it and any other lender defaults and such default results in acceleration of any other indebtedness of Sykes or any of its Subsidiaries for borrowed money and such indebtedness accelerated is not satisfied within fourteen (14) days from the date of such acceleration.

     6.02 Upon the occurrence of any such event of default (taking into account applicable grace periods, if any, as provided in Section 6.01 hereof) and unless the Bank agrees to waive in writing such an event of default:

          (a) the Bank's commitment to make Advances shall terminate and all of the indebtedness of any and every kind owing by the Borrowers to the Bank or any corporate affiliate of the Bank shall become due and payable upon written notice to the Borrowers (other than an event of default described in Section 6.01(d) in which case the Bank's commitment to make Advances shall automatically terminate and such indebtedness shall become due and payable immediately without necessity of written demand) without the necessity of any other demand, presentment, protest or notice upon the Borrowers, all of which are hereby expressly waived by the Borrowers;

          (b) all of the obligations of the Borrowers under the Loan Documents shall thereupon be immediately due and payable without the necessity of any other demand, presentment, protest or notice upon the Borrowers, all of which are hereby expressly waived by the Borrowers;

          (c) the Bank shall have the right, immediately and without further action by it, to set-off against the Notes and the Guaranty Agreement all money owed by the Bank in any capacity to any Borrower, whether or not due, and the Bank shall be deemed to have exercised such right of set-off and to have made a charge against any such money immediately upon the occurrence of such event of default even though such charge is made or entered on the books of the Bank subsequent thereto; and

          (d) the Bank may demand, and the Borrowers shall immediately pay to the Bank upon such demand, cash in an amount equal to the then outstanding Letter of Credit Obligations and foreign exchange contract obligations of the Borrowers to the Bank which will be held in an interest bearing cash collateral account in the name of the Borrowers and under the dominion and control of the Bank as additional security for the reimbursement obligations which may thereafter arise on account of subsequent drawings or payments under the Letters of Credit or such foreign exchange contracts.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.01 Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party at the address set forth below or such other address as such party shall specify to the other party in writing, or if sent prepaid by certified or registered mail or by telegram or telex (where the receipt of such message is verified by return) on the third Business Day after the day on which mailed (or sent), addressed to such party at said address:

          (a) if to any Borrower at the following address:

        c/o Sykes Enterprises, Incorporated
        100 North Tampa Street
        Suite 3900
        Tampa, Florida 33602
        Attention: Scott J. Bendert,
                Chief Financial Officer

          (b) if to the Bank:

        NationsBank, N.A.
        NationsBank Plaza, NC1-002-03-10
        Charlotte, North Carolina 28255
        Attention: William A. Serenius,
                Sr. Vice President

     7.02 No failure or delay on the part of the Bank in the exercise of any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of any such right, power or privilege nor shall any preclude any other or further exercise thereof. The rights and remedies herein provided are cumulative and not exclusive or any rights or remedies provided by law.

     7.03 All covenants, agreements, representations and warranties made herein and in the other Loan Documents shall survive the making by the Bank of the loans herein contemplated and the execution and delivery to the Bank of the Loan Documents and shall continue in full force and effect so long as any of the indebtedness of the Borrowers to the Bank or any obligations of the Borrowers to the Bank remain outstanding and unpaid. Whenever in this Loan Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrowers which are contained in the Loan Documents or this Loan Agreement shall inure to the benefit of the successors and assigns of the Bank.

     7.04 The Borrower agrees to pay $7,500 to the Bank's counsel in connection with the preparation, execution and delivery of the Loan Documents and all other documents necessary to consummate the transactions contemplated by the commitment letter of the Bank to Sykes including all documents to effect releases of collateral and insurance assignments held by the Bank under the previous loan documentation. The Borrowers also agree to pay the costs and expenses of the Bank in connection with the enforcement of the Loan Documents and this Loan Agreement, as well as any actual filing and recording fees and stamp and other taxes with respect thereto.

     7.05 No approval required by the Bank ("Approval") hereunder nor any modification, amendment or waiver ("Waiver") of any provision of this Loan Agreement or any other Loan Document, nor any consent to any departure by the Borrowers therefrom ("Consent") shall in any event be effective unless the same shall be delivered in accordance with the provisions of Section 7.01 hereof, and then such Approval, Waiver or Consent shall be effective only in the specific instance and for the purpose for which given, but any such Approval, Waiver or Consent when so signed shall be effective and binding upon the Bank. Notice to or demand on the Borrowers in any case shall not entitle the Borrowers to any other or further notice or demand in the same, similar or other circumstances.

     7.06 Interest, fees and premiums hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days in the interest period unless any promissory note for foreign currency borrowings contains a contrary calculation.

     7.07 Should any installment or other payment of the principal of or interest on any Note become due and payable on other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day thereafter and in the case of an installment of principal, interest shall be payable thereon at the rate per annum herein specified during such extension.

     7.08 This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Loan Agreement to produce or account for more than one such counterpart.

     7.09 The terms hereof shall extend to any subsequent holder of the Notes and the Guaranty Agreement.

     7.10 The term of this Loan Agreement shall be until payment in full of all sums payable by the Borrowers hereunder, under the Notes, or otherwise payable to the Bank, howsoever evidenced, whichever is later.

     7.11 All documents executed pursuant to the transactions contemplated herein, including without limitation this Loan Agreement and each of the Notes, shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the internal laws and judicial decisions of the State of North Carolina. The Borrower hereby submits to the jurisdiction and venue of the state and federal courts of North Carolina for the purposes of resolving disputes hereunder or for the purposes of collection.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed under seal by their duly authorized officers in Charlotte, North Carolina at the offices of the Bank as of the day and year first above written.

                                                   SYKES ENTERPRISES, INCORPORATED

ATTEST:

By                                                           By /s/ SCOTT J. BENDERT
--------------------------------------------       --------------------------------------------
                                                                 Scott J. Bendert
                                                       Vice President, Treasurer and Chief
                                                                Financial Officer

Title
  ------------------------------------------

              (Corporate Seal)

                                                   SYKES REALTY, INC.

ATTEST:

By                                                           By /s/ SCOTT J. BENDERT
--------------------------------------------       --------------------------------------------
                                                                 Scott J. Bendert
                                                                    Treasurer

Title
  ------------------------------------------

              (Corporate Seal)

                                                   DIAGSOFT, INC.

ATTEST:

By                                                           By /s/ SCOTT J. BENDERT
--------------------------------------------       --------------------------------------------
                                                                 Scott J. Bendert
                                                                  Vice President

Title
  ------------------------------------------

              (Corporate Seal)

                                                   NATIONSBANK, N.A.

                                                            By /s/ WILLIAM A. SERENIUS
                                                   --------------------------------------------
                                                               William A. Serenius
                                                              Senior Vice President

                                                                       EXHIBIT A

              LIST OF SUBSIDIARIES AND OWNERSHIP IN OTHER PERSONS

                                                                       EXHIBIT B

                                   LITIGATION

                                                                       EXHIBIT C

                                     LIENS

                                                                       EXHIBIT D

                             OFFICER'S CERTIFICATE

                [LETTERHEAD OF SYKES ENTERPRISES, INCORPORATED]

               , 19

Mr. William A. Serenius
Senior Vice President
NationsBank, N.A.
Charlotte Region Commercial Banking
NationsBank Plaza NC1-002-03-10
Charlotte, North Carolina 28255

Dear Mr. Serenius:

     In accordance with Section 2.05 of the December 31, 1996 Loan Agreement, by and among Sykes Enterprises, Incorporated, certain of its subsidiaries and NationsBank, N.A. (the "Loan Agreement"), the following is the status of the
Revolving Loan Facility components as of                     :

1.   The outstanding aggregate principal balance of the Krona
     Note as of the Calculation Date: Krona           ;
     multiplied by Exchange Rate @           as of the
     Calculation Date results in U.S. Dollar Equivalent of.......  $
2.   The outstanding aggregate principal balance of the Guilder
     Note as of the Calculation Date: Guilder           ;
     multiplied by Exchange Rate @           as of the
     Calculation Date results in U.S. Dollar Equivalent of    ...  $
3.   The outstanding principal balance of the Dollar Note........  $
4.   The outstanding Letter of Credit Obligations................  $
5.   The outstanding Foreign Exchange Contracts valued in U.S. $
     margined at 15% of U.S. Dollar Value = exposure of       ...  $
6.   Total Exposure (the sum of lines 1, 2, 3, 4 and 5)..........  $
7.   Revolving Loan Committed Amount.............................  $25,000,000
8.   Availability (line 7 minus line 6)..........................  $

     With reference to the Loan Agreement, I hereby certify on behalf of the borrower as follows:

          A. The above statements are true and correct.

          B. The terms used in calculating the above amounts which are defined in the Loan Agreement have the respective meanings therein specified;

          C. As of the date hereof, no Event of Default or event which might mature into an event of default has occurred and is continuing.

                                          SYKES ENTERPRISES, INCORPORATED

                                          By
                                          --------------------------------------
                                                      Scott J. Bendert
                                                  Chief Financial Officer

                                                                       EXHIBIT E

                                  INDEBTEDNESS